TURQUOISE

2 Lambeth Hill
London EC4V 4GG

finance@turquoiseassociates.com
www.turquoiseassociates.com

Strictly Private & Confidential

PowerNova Technologies Corporation
230-1501 West Broadway
Vancouver
British Columbia
Canada V6J 4ZT

Sent by fax: +1 604 734 7484

For the Attention of Stuart Lew

20 April 2004

Dear Sir

Letter of Engagement

We wish to confirm the scope of the engagement ("**the Engagement**") whereby Turquoise International Limited ("**Turquoise**") assists PowerNova Technologies Corporation ("**the Company**") in the identification and introduction of potential investors and other funding sources for the Company.

In relation to the Engagement, the standard terms of business of Turquoise for the provision of financial advisory services (enclosed herewith) shall apply, except where the terms of this letter and the standard terms of business conflict, when this letter shall prevail. For the purposes of this letter, the Services referred to in the standard terms of business shall be deemed to be the services provided by us in connection with the Engagement as set out below.

1 Background

PowerNova is a company incorporated in British Columbia, Canada, previously called Aqua 1 Beverage Company, Inc.

The Company owns intellectual property rights to a hydrogen production process (the "Process") developed by Riaks Limited, a company based in St. Petersburg, Russia. The Process is based on the development of a new type of catalyst that allows for the rapid and selective dehydrogenation of organic liquids such as alkanes and cycloalkanes. As well as producing alkenes (used in the petrochemical industry), the Process produces hydrogen gas.

The Company intends to fund further research, secure patent protection and to commercialise the Process.

Company is in the process of applying for an IPO on NASDAQ and it expects to come to the market in December 2004. The Company expects to publish the results of its research in April 2005 following which it will seek to enter into strategic alliances with large industrial companies.

2 Scope of Work

Turquoise proposes to carry out the following activities under the terms of the Engagement:

- Carry out a brief review of a selection of key Company documents such as memorandum and articles of association of the Company, register of existing shareholders, financial and management accounts of the Company, business plans and financial projections. The purpose of this review is to gain a general understanding of the Company, and not to comment or advise on the documents received.

- If required by the Company, assist the Company in drawing up a short (approximately 2 pages) document ("**Teaser**") summarizing the Company's background and history, the key features of its product, its business plan, its proposal to investors etc. Turquoise will not be required to approve the Teaser for the purposes of section 21 of the Financial Services and Markets Act 2000. The Teaser will not be considered complete until it has been confirmed in writing by the Company to be fair and not-misleading. For the avoidance of doubt, the availability of a suitable Teaser is a pre-requisite to the following stages in this scope of work.

- Approach, at Turquoise's discretion a selection of potential funding sources for the Company drawn from ranks of relevant investment funds, investment professionals, certified sophisticated investors, certified high net worth individuals, strategic partners etc., but excluding any retail investors that cannot be shown unapproved investment advertisements. For this purpose, Turquoise is permitted by the Company to send out copies of the completed Teaser without requesting a confidentiality agreement from the recipients.

- Introduce any interested parties to the Company for further direct discussions and negotiations.

Turquoise will be acting as a financial adviser to the Company, assisting the Company on basis of instructions and information provided by the Company. Although identification of suitable funding sources is a prerequisite for a successful fundraising, it does not guarantee success which will ultimately depend on the relative attractiveness of the Company's investment proposal and the prevailing market conditions. The Company hereby acknowledges that Turquoise does not guarantee the success of the Company's fundraising efforts, but is incentivised to seek it through the success-based element of its remuneration. Furthermore the Company agrees that in the unlikely event of any dispute between it and Turquoise, the liability of Turquoise to the Company in terms of damages and costs and all other payments will be limited to fees paid by the Company to Turquoise up to that time for this Engagement.

3 Fees and Expenses

The fees payable to Turquoise in consideration for the provision of the above services are set out below in pounds sterling unless stated otherwise:

- No retainer.

- If required by the Company to assist in preparation of the Teaser, a fee of £4,000 payable on completion of the Teaser.

- A success fee in cash of 5% of the value of the Funding from Turquoise Introductions.

- A success fee in Company ordinary shares of 5% of the value of Funding from Turquoise Introductions (In any cases where the security given to a Turquoise Introduction is not in the form of Company ordinary shares, Turquoise has the option to take the same form of security as given to that Turquoise Introduction).

For the avoidance of doubt, a **Turquoise Introduction** (collectively "**Turquoise Introductions**") is defined as a person, company or other entity that:

1. is accepted as such in writing (including email) by the Company, or

2. becomes aware of the Company's fundraising as a result of an introduction by Turquoise. In the unlikely case that a Turquoise Introduction under this sub-clause (2) is also claimed by another party (such as another agent of the Company or the Company itself), the Company agrees to accept Turquoise's claim, where supported by written proof (including copy of email correspondence), unless the other party can demonstrate written proof that it made contact with the relevant person, company or entity prior to Turquoise in relation to the fundraising effort covered by the Engagement.

Funding is defined as any monies or payments-in-kind or other items of value accepted by the Company or its agents or Associates in whatever form (e.g. equity, debt, options, service contract, deferred payments for services, etc.), during the term of this Engagement and for 3 years after its termination.

All Associates of a Turquoise Introduction will be considered Turquoise Introductions, as will any third-party introductions to the Company made by a Turquoise Introduction (unless agreed otherwise in writing by Turquoise).

Associates of a company in the context above should be interpreted to include, but not be limited to, holding companies, subsidiaries, joint ventures, partnerships, other group companies, senior employees and board members.

In addition to the fees mentioned above, we would also charge:

- an amount to cover any reasonable out of pocket expenses incurred in connection with the Engagement, with the condition that we would seek the Company' prior approval to any item of expense,

- fees to any other third parties that may be required, provided that no such third parties may be engaged without the Company' prior approval,

- Value Added Tax, if applicable.

For any work the Company and Turquoise may wish to agree to outside the scope of work set out above (e.g. detailed financial modelling and DCF valuation, review of commercial contracts, approval of

... investment advertisements for circulation to retail investors, assistance with negotiations, etc.) additional scope and terms will be negotiated at the time.

Fees and expenses and any other items will be payable 15 calendar days after receipt of an invoice by the Company.

The Company agrees to inform Turquoise promptly whenever it has accepted Funding from a Turquoise Introduction or any other source.

4 Miscellaneous

Turquoise is authorised and regulated by the Financial Services Authority.

Since neither the Company nor its directors have been previous clients of Turquoise, pursuant to FSA regulations, we will need and the Company agrees to provide relevant confirmation of the Company's particulars for know-your-client purposes.

This Engagement letter, together with the attached terms and conditions, represents the entire agreement between Turquoise and the Client with regard to the matters referred to herein and supersedes any prior agreements or understandings.

Please signify your agreement to the above by signing and returning a copy of this letter.

Yours faithfully

For and on behalf of
Turquoise International Limited

Ali Naini
Managing Director

Agreed and accepted
For and on behalf of
PowerNova Technologies Corporation

Signature
STUART LEW
Name
CHIEF EXECUTIVE OFFICER
Position
APRIL 20, 2004
Date

FOR THE PROVISION OF CORPORATE FINANCE ADVISORY SERVICES

Application and Scope

1.1 These terms of business apply to any corporate finance advisory and consultancy services which Turquoise International Limited ("Turquoise" or "we") provides to you from time to time as described in the attached *letter of agreement* ("Engagement Letter"), which refers to those terms of business. Where there is any conflict between the terms of the Engagement Letter and these terms of business, the Engagement Letter will prevail.

1.2 Turquoise is authorised and regulated by the Financial Services Authority.

1.3 These terms of business will come into force upon receipt by us of the Engagement Letter signed by you.

Services to be Provided

2.1 Turquoise will provide such services and advice as you may request and we (in our discretion) agree to provide from time to time as set out in the Engagement Letter (the "Services").

2.2 All Services provided by us are subject to all applicable laws, regulations and guidelines (together "applicable regulations") in force at the time in the UK, including the rules and regulations for the time being in force of the Financial Services Authority (the "Rules of the FSA"). Unless stated otherwise in the Engagement Letter, in providing the Services to you, we will treat you as an intermediate customer within the meaning of the Rules of the FSA.

2.3 We may take all such steps as may be necessary or desirable to comply with such applicable regulations.

2.4 You acknowledge that you are responsible for obtaining advice in respect of any of the applicable regulations and any other specialist areas including (but not limited to) law, accounting, tax, stockbroking and public relations. You will promptly communicate specialist advice you receive to us where it is or may be relevant to the carrying out by us of the Services. Accordingly, you agree to waive any duty of confidentiality, legal privilege or similar right in relation to any information, communication or advice which is provided by or to, or which is in the possession of, any of your advisers or agents in connection with the Services or their subject matter, except where such information, communication or advice relates to a claim or potential claim by either of us against the other. You acknowledge that we shall not incur any liability to you in respect of any services or advice provided to you by persons other than Turquoise.

2.5 Turquoise is authorised by you to do anything which is reasonably necessary or desirable either to carry out the Services (including acting as your agent or through agents, which may include Associates of Turquoise) or to comply with any applicable regulations as may reasonably be appropriate. You agree to ratify and confirm everything lawfully done in the exercise of such authority.

Fees, Expenses and Invoicing Arrangements

3.1 Our fees for providing general advisory services shall be as set out in the Engagement Letter or as otherwise agreed in writing between us or, in the absence of such agreement, at our standard time cost rates for services prevailing from time to time.

3.2 In addition, you agree that you will promptly reimburse Turquoise for all reasonable costs, charges and expenses, including the fees and other charges of our legal advisers, incurred by Turquoise in relation to the Services (plus such amount as equals any value added tax ("VAT") charged to or incurred by Turquoise in respect of such costs, charges and expenses except to the extent Turquoise certifies it is recoverable by Turquoise by repayment or credit).

3.3 You will pay us any VAT chargeable in respect of payments made to us (including under paragraphs 3.1, 3.2, and 9) or otherwise chargeable in respect of the Services.

3.4 We shall be entitled to submit invoices for the Services and any other costs, charges and expenses incurred on an interim basis as the Services progress. Unless otherwise agreed, all invoices will be in pounds sterling and are payable by you upon presentation. We shall be entitled to charge interest at a rate of 0.025% per day on all invoices that remain unpaid 14 days after presentation.

3.5 Notwithstanding any other provision of these terms of business, we reserve the right, where fees have been invoiced and payment is outstanding to us, to exercise a lien in respect of those outstanding fees over any documents belonging to you which may be in our possession.

Authorisation and Compliance

4.1 You warrant that (save as expressly disclosed to us in writing) you have, and you undertake that you will maintain, all necessary consents, authorisations and approvals to enable you to use and accept the Services on these terms and the terms of any Engagement Letter and to engage in or carry on the activities in respect of which the Services are provided.

4.2 You agree that you will comply with all applicable regulations.

4.3 We are entitled to assume that any instructions, notices, authorisations, commitments or requests (whether in writing or not and however communicated to us) have been properly authorised by you if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by us to be authorised by you to give such instructions, notices, authorisations, commitments or requests.

Provision of Information

5.1 You undertake that you will promptly provide or procure the provision to us of all the information concerning your business and affairs which is relevant to us for the proper provision of the Services and all such further information as we may reasonably request and that you will promptly correct any information so provided to us if it subsequently appears that any such information was or has become inaccurate or misleading in any respect.

5.2 You confirm that you have the right to supply such information to us and that the supply of such information by you and its receipt and use by us for the purposes of the Engagement, will not infringe any rights held by any third party, involve the unauthorised use of confidential information belonging to a third party or result in a breach by you or us of any law, regulatory obligation, fiduciary duty owed to any third party, intellectual property rights or agreement and, to the extent that it would infringe such rights, you will use best endeavours to obtain the consent of the relevant third party to the supply of such information.

5.3 You will ensure that all announcements and documentation published or statements made by you or on your behalf in the course of the provision of the Services and relevant thereto will only be made or published after consultation with Turquoise, and that you procure our prior written agreement if in such instances you wish to mention or include our name.

5.4 Where you supply information or documentation to Turquoise, if it is for provision to third parties or for use by us in verifying matters for provision to third parties or is or may be material in the context of any matter connected with the Services, you undertake that such information or documentation when taken as a whole and each statement of fact therein will be true, fair and accurate in all material respects and not misleading, that every statement of opinion, intention or expectation therein will be honestly held and fairly based and that there will be no facts not disclosed therein which by their omission make any statement therein misleading. You undertake that, if anything occurs within a reasonable time after passing information to us which renders any statement therein untrue, unfair or misleading, you will promptly notify us and take the steps we may require to correct such statement. Should you not promptly take such steps, we shall be entitled to take such action as we consider necessary or appropriate, including the provision of any correcting statement, in circumstances in which Turquoise or you would or might otherwise infringe any applicable regulation or incur any liability or penalty.

5.5 You agree to provide us with or to procure the provision to us of such confirmations and other evidence as we reasonably require in order to satisfy ourselves that any document or announcement or information issued or to be issued in connection with the Services or their subject matter complies with all applicable regulations.

5.6 You undertake that you will at all times keep Turquoise fully informed of all strategies, developments and discussions relevant to the provision of the Services or their subject matter and that no initiatives relevant to the Services or their subject matter will be taken without prior consultation with Turquoise.

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Confidentiality

6.1 You agree that any input or report provided by Turquoise is done so solely for your benefit and may not be used or relied on by you for any purpose other than the subject matter of the Services and that such input or report and the terms of any Engagement Letter relating to the Services (including details of our fees in relation thereto) may not be disclosed to any third party (unless you come under a legal obligation to disclose it or you disclose it to another of your advisers in connection with the Services or their subject matter, in either of which cases you will promptly inform us of such disclosure), nor used or relied on by any third party without the prior written consent of Turquoise.

6.2 Subject to paragraphs 6.3 and 6.4, all information which Turquoise receives from you concerning your business or affairs, which is not in the public domain, which is not available to us on a non-confidential basis and which we are not required to disclose by any applicable regulation ("confidential information") will be held in strict confidence unless and until such time as you specifically consent to the disclosure of that confidential information. We will be permitted however to disclose confidential information to those of our Associates involved in our provision of the Services.

6.3 Unless agreed otherwise, upon signature of an Engagement Letter, we will have the right to mention in our general marketing material that you are or have been a client of Turquoise, the nature (but not the details) of the Services, and the estimated size of any related transactions.

6.4 In addition to any other right or obligation by virtue of which Turquoise or its Associates may be entitled or bound by law to disclose information, Turquoise will be entitled, if requested or required to do so, at Turquoise's discretion, to disclose any information (including confidential information) known to Turquoise or its Associates, and/or to produce any documents relating to your business or affairs to any governmental or regulatory agency or authority (whether in the United Kingdom or elsewhere). In addition, Turquoise will, where reasonably practicable, seek to impose a confidentiality requirement in any case where the information is not subject to statutory restrictions on disclosure by the recipient.

6.5 Neither Turquoise nor any of its Associates will have any duty to disclose to you any information which comes to the notice of Turquoise or such Associate in the course of carrying on any other business or as a result of or in connection with the provision of services to other persons. You accept that Turquoise and its Associates may be prohibited from disclosing or having regard to, or it may be inappropriate for Turquoise and its Associates to disclose to you or have regard to, such information even if it relates to you, the Services or their subject matter.

6.6 All correspondence and papers in our possession or control relating to the Services or the subject matter of the Services shall be our sole property, save for original contracts and other original documents held on your behalf.

Conflicts of Interests

7.1 Turquoise and its Associates may be engaged in a variety of activities, both for their own account and for clients. This may give rise to situations where Turquoise or an Associate of Turquoise may have a client whose interests may conflict with your interests and you agree that we may continue to provide the Services notwithstanding any such conflict.

7.2 Turquoise has in place an internal policy requiring relevant personnel to disregard any such conflicts of interest when advising Turquoise's clients.

7.3 We will seek to inform clients whenever we become aware of a conflict of interest.

Liability

8.1 Neither we nor any Associate of ours shall have any liability (whether direct or indirect and whether arising in contract, in tort or otherwise) to you for or in connection with the Services or their subject matter except to the extent that such liability is finally determined by a court or other tribunal of competent jurisdiction from which there is no further appeal to have arisen from our wilful default or negligence or the breach by Turquoise of its duties or of its obligations hereunder and no claim will be made by you in respect of any Services, except as a result of our wilful default or negligence or breach as aforesaid.

8.2 You will not agree with any of your other advisers any exclusion or limitation of such advisers' liability in connection with the Services or their subject matter unless you have obtained our prior consent in writing of your entry into such an agreement (such consent not to be unreasonably withheld).

8.3 If you enter into any agreement or arrangement with any third party (whether or not such third party is instructed by you to undertake any work) the terms of which provide that the liability of such third party to you or any other person is excluded or limited in any manner and Turquoise may have joint and/or several liability with such third party to you or to any other person arising out of or in connection with the performance of Turquoise's duties, you shall:

(a) promptly notify Turquoise of any such limitation or exclusion;

(b) not be entitled to recover any amount from Turquoise which, in the absence of such exclusion or limitation, Turquoise would have been entitled to recover from any third party pursuant to the Civil Liability (Contribution) Act 1978;

(c) indemnify Turquoise on an after tax basis in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(d) take such other action as Turquoise may require to ensure that Turquoise is not prejudiced as a consequence of such agreement or arrangement.

The degree to which Turquoise may rely on the work of any such Adviser (if any) will be unaffected by such limitation or exclusion.

Indemnity

9. You agree with Turquoise (for itself and on trust and as agent for the other persons mentioned below) and with each of its Associates that:

(a) you will on demand indemnify Turquoise and each of its Associates (each, an "Indemnified Person") against any and all actions, claims, losses, liabilities (whether joint or several), damages, costs, charges and expenses which they may suffer or incur or which may be made or taken against them arising under, out of or in connection with the Services or matters to which the Services relate including any costs, charges and expenses (including legal fees and time costs of relevant Turquoise personnel, which shall be calculated on the basis of our standard time cost rates) involved in investigating, preparing for or defending the relevant claim and/or in establishing its right to be indemnified pursuant to this paragraph 9 whether or not in connection with pending or threatened litigation in which Turquoise or any other Indemnified Person is a party provided that the same shall not have arisen from their negligence or wilful default or the breach by Turquoise of its duties or obligations hereunder, in each case as finally determined by a court or other tribunal of competent jurisdiction from which there is no further appeal;

(b) if the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into charge to taxation any sum payable under the indemnity contained in this paragraph 9 then (to the extent that the claim, loss, damage, cost, liability, charge or expense in respect of which the sum is payable is not allowable as a deduction for tax purposes against the sum so payable and in the same accounting period as that in which such sum is brought into charge to tax) the sum so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity;

(c) if any sum payable by you under the indemnity contained in this paragraph 9 is required by law to be paid under any deduction or withholding for or on account of tax, you will, except to the extent that the deduction or withholding gives rise to credit, benefit or saving for the relevant Indemnified Person, pay such additional amount as shall be required to ensure that the net amount received by such Indemnified Person will equal the full amount which would have been received by it had no deduction or withholding for or on account of tax been made;

(d) Turquoise shall have regard to (but not be bound to comply with) any reasonable request which you may make in relation to any relevant action or claim brought or made against it, subject to your indemnifying and securing Turquoise in a manner satisfactory to Turquoise against any and all costs,

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charges and expenses incurred by it in complying with any such request; and

(e) this indemnity shall be in addition to any rights that we or any other Indemnified Person may have at common law or otherwise including, but not limited to, any right of contribution.

Force Majeure

10. In the event of any failure, interruption or delay in the performance of our obligations resulting from acts, events or circumstances not reasonably within our control, including but not limited to industrial disputes, terrorism, acts or regulations of any governmental or supranational bodies or authorities and breakdown, failure or malfunction of any telecommunications or computer services, we shall not be liable or have any responsibility of any kind for any loss or damage thereby incurred or suffered by you.

Termination

11. Either of us may terminate the arrangements between us by giving the other written notice which notice shall be effective upon receipt or, if it is received on a day which is not a business day, then the first business day after that. Termination will not affect any legal rights or obligations which may already have accrued to or been incurred by either of us (including, for the avoidance of doubt, our entitlement to fees and expenses in connection with the Services) or any representations, authorisations, confirmations or indemnities given by you in these terms of business and the provisions of paragraphs 3.2, 3.3, 6, 8, 9 and 12 shall continue to apply in accordance with their respective terms.

Notices

12. Any notice or consent under these terms of business or any Engagement Letter may be served or communicated by hand, post, telex or fax by us or you upon the other at their respective addresses as either may notify to the other from time to time.

Severance

13. If any part, term or provision of these terms of business or any Engagement Letter is or becomes or is declared by any court or competent authority to be void, illegal or unenforceable, it will be deemed to be deleted and the remaining provisions will continue in full force and effect.

Waiver

14. Waivers of rights under these terms of business or under any Engagement Letter will only be effective if given in writing. Failure to exercise rights in full or at all shall not constitute waiver.

Duty under Applicable Regulations

15. Nothing in these terms of business shall be taken to exclude or restrict any duty or liability to you which Turquoise has under law or applicable regulations.

Exclusion of Third Party Rights

16. Save in respect of the Associates (on whom rights are intended to be conferred hereunder), nothing in these terms of business is intended to confer any rights on any person not a party to them under the Contracts (Rights of Third Parties) Act 1999 and neither the consent of any such person nor of the Associates shall be needed for the termination or amendment of these terms of business.

Complaints

17. Turquoise aims to offer you an efficient and effective service but, should you feel unhappy with any aspect of the service you receive from us, you should not hesitate to contact the compliance officer of Turquoise International Limited at 2 Lambeth Hill, London EC4V 4GG

Compensation

18. Turquoise is authorised and regulated by the FSA and is a participant in the Financial Services Compensation Scheme. In the event that we become unable to meet any of our liabilities, you may be entitled to compensation under the Financial Services Compensation Scheme. Details of the scheme are available on request.

Construction

19. In these terms of business:-

(a) references to the singular include the plural and vice versa;

(b) the headings shall not affect their construction;

(c) references to any statutory provisions shall be deemed to include such provisions as amended, consolidated or re-enacted from time to time;

(d) references to "we" and "us" are to Turquoise; and

(e) "Associate" means:

(i) any subsidiary or associated undertaking of Turquoise, any holding company of Turquoise, any subsidiary or associated undertaking of any such holding company and any partnership controlled by any of the foregoing

(ii) any successor or assign of any such entities

(iii) any adviser or consultant to Turquoise involved in the provision of the Services; and

(iv) any officers, directors and employees of (i), (ii) and (iii) from time to time.

Governing Law and Submission to Jurisdiction

20. These terms of business shall be governed by and construed in accordance with the laws of England and Wales and you irrevocably submit for all purposes in connection with the Services to the exclusive jurisdiction of the courts of England and Wales.

TOTAL P.08

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